Exhibit 10.7(a)
Execution Copy
First Amendment to Exclusive License Agreement
Between
University of Arizona and Oncothyreon, Inc.,
Effective 29 July 2004
     This First Amendment (“Amendment”), effective on the date of last authorized signature affixed hereto (“Amendment Effective Date”), is by and between the Arizona Board of Regents on behalf of the University of Arizona, having an office at 888 N. Euclid Avenue, Room 204, Tucson, Arizona 85721 (“LICENSOR”), and Oncothyreon, Inc., having its principal office at 2601 Fourth Avenue, Suite 500, Seattle, Washington 98121 (“LICENSEE”).
     WHEREAS, LICENSOR is authorized to act in this Amendment on behalf of the Burnham Institute and the University of Pittsburgh of the Commonwealth System of Higher Education under an Inter-institutional Agreement effective 9/28/2002; and
     WHEREAS, LICENSOR and Pro1X Pharmaceuticals Corporation, which was subsequently acquired by LICENSEE, entered into an Exclusive License Agreement, effective 29 July 2004 (“Agreement”), that, by assignment of the Agreement, granted to LICENSEE exclusive rights in Licensed Patents described in Sec. 1.2 of the Agreement; and
     WHEREAS, LICENSOR and LICENSEE wish to amend Section 1.2 of the Agreement to add certain Licensed Patents to the Agreement and to amend Section 4 Fees, Royalties, Payments And Milestones.
     All defined terms used herein that are not defined herein shall have the meaning ascribed to them in the Agreement.
     NOW, THEREFORE, the parties agree as follows:
1.	Sec. 1.2 shall be replaced in its entirety as follows:
1.2	The LICENSOR wishes to exercise its right to administer and license valuable intangible property rights in the patent rights described in the following patent applications and issued patents:
1.2.1	U.S. Patent No. 5,378,725 issued 1/3/1995 assigned to the Arizona Board of Regents and Eli Lilly and Company, now abandoned;

1.2.2	U.S. Patent Application No. 10/245,780 filed 9/16/2002, now U.S. Patent No. 6,703,414 issued 3/09/2004 assigned to Arizona Board of Regents, and The Burnham Institute;

1.23	U.S. Patent Application No. 10/245,779 filed 9/16/2002, now U.S. Patent No. 7,081,475 issued 7/25/2006 assigned to Arizona Board of Regents and University of Pittsburgh;

1.2.4	U.S. Patent Application No. 11/279,000 filed 4/07/2006, now U.S. Patent No. 7,335,679 issued 2/26/2008 assigned to Arizona Board of Regents and University of Pittsburgh;

1.2.5	U.S. Patent Application No. 11/178,553 filed 7/11/2005, now U.S. Patent No. 7,446,124 issued 11/04/2008 assigned to Arizona Board of Regents, Prolx Pharmaceuticals, Inc. and University of Pittsburgh;

1.2.6.	U.S. Patent Application No. 11/618,036 filed 12/30/2005;

1.2.7	U.S. Patent Application No. 11/858,508 filed 9/20/2007;

1.2.8	U.S. Patent Application No. 12/235,730 filed 9/23/20008

1.2.9	U.S. Patent Application No. 12/752,935 filed 4/1/2010
and any equivalent foreign patents and patent applications, including any reissues, continuations, divisionals, and extensions, but excluding continuation-in-part applications, based on the subject matter claimed in or covered therein.
     2. The last sentence of Section 3.2 is hereby deleted. The remainder of Section 3.2 shall continue with full force and effect.
     3. Sec. 4 shall be replaced in its entirety as follows:
4.1	In consideration for the licenses granted herein, LICENSEE has paid in full an upfront License Fee of Ten Thousand Dollars ($10,000). One half of the payment was due within fourteen (14) days of the Effective Date; the balance was due six (6) months after the Effective Date.

4.2	LICENSEE agrees to pay an Amendment Fee of Thirty Thousand Dollars ($30,000) for each issued patent, added to Section 1.2 of this Agreement by mutual written consent of the parties after the Amendment Effective Date; and LICENSEE agrees to pay an Amendment Fee of Fifteen Thousand Dollars ($15,000) for each patent application, added to Section 1.2 of this Agreement by mutual written consent of the parties after the Amendment Effective Date. As such, as of the Amendment Effective Date, an Amendment Fee of Thirty Thousand Dollars ($30,000) shall be payable by LICENSEE to LICENSOR within thirty (30) days of LICENSEE’s receipt of the applicable invoice from LICENSOR. For clarification, the Amendment Fee will be due only for the first issued patent, or first patent application, that covers an invention that falls outside of patent rights described in Sec. 1.2 above. Additional fees will not be required for equivalent foreign patents or patent applications, or for any patents or applications for reissues, continuations, divisional, or extensions.

4.3.	LICENSEE agrees to cover the costs incurred in connection with the preparation, filing and prosecution of the Licensed Applications and the maintenance of Licensed Patents. After the Effective Date, and during the term of this Agreement, LICENSEE agrees to assume responsibility for future patent prosecution and maintenance costs as provided in Section 7.1 of this License Agreement.

4.4	LICENSEE shall pay to LICENSOR milestone royalties related to Regulatory Approval for Licensed Products as follows:
(1)	$25,000 within thirty (30) days after the first Regulatory Approval of an Investigational New Drug (“IND”) or equivalent;

(2)	$50,000 within thirty (30) days after the first Regulatory Approval of any Phase II or equivalent tests; and
With respect to each Licensed Product thereafter:
(3)	$125,000 within thirty (30) days after the first Regulatory Approval of any Phase III or equivalent tests and $62,500 within (30) days for each Licensed Product receiving Regulatory Approval of any Phase III or equivalent test thereafter; and

(4)	$250,000 within thirty (30) days after the approval of the first Regulatory Approval of any New Drug Approval (“NDA”) or its equivalent and $125,000 within thirty (30) days for each Licensed Product receiving Regulatory Approval of any NDA or its equivalent thereafter.
LICENSEE may investigate more than one Licensed Product through Phase II tests without paying more than one set of milestone royalties. If LICENSEE should choose to submit multiple NDAs covering the same Licensed Product or an NDA covering more than one Licensed Product, then the milestone royalties relating to additional Licensed Products are as set forth in 4.4(3) and (4) above being reduced by fifty percent (50%) of the first amount due. If, after obtaining Regulatory Approval for an NDA or its equivalent, LICENSEE attempts to develop additional Licensed Products, milestone royalties relating to such products will be reduced by fifty percent (50%).

4.5	In addition, LICENSEE shall pay LICENSOR earned royalties on Net Sales of Licensed Product sold by LICENSEE or any sublicensee, regardless of tier, in the country in which the Licensed Product is made, used or sold. The royalty shall be three percent (3%) of Net Sales for Licensed Products in the field of diagnostics and four and one-half percent (4.5%) of Net Sales for Licensed Products in the field of therapeutics.

4.6	LICENSEE shall pay LICENSOR ten percent (10%) of any SUBLICENSING INCOME. For clarity, no amount shall be due to LICENSOR under this Section until LICENSEE has recouped the costs incurred by LICENSEE in connection with the research and development of Licensed Products prior to the grant of such sublicense; accordingly, the total of such costs, as reasonably documented by LICENSEE, shall be deducted from SUBLICENSING INCOME for purposes of calculating the amounts due under this Section. In addition, to the extent SUBLICENSING INCOME represents an unallocated combined payment for both a sublicense of the Licensed Patents as well as other intellectual property, undertakings or subject matter, such SUBLICENSING INCOME from such sublicensing arrangement for calculating payments due to LICENSOR will be as reasonably allocated by LICENSEE between such Licensed Patents and such other intellectual property, undertakings or subject matter. Notwithstanding Section 16.3, if a dispute between the parties arises as to the amount of SUBLICENSING INCOME payable to LICENSOR hereunder, then, upon written request by either party, the matter shall be resolved by final, binding arbitration conducted by the Judicial Arbitration and Mediation Services, Inc. (or any successor entity thereto) (“JAMS”) under its rules of arbitration then in effect by a single arbitrator. Unless otherwise mutually agreed upon by the parties, the arbitration proceedings shall be conducted in Tucson, Arizona. The parties shall share equally the cost of the arbitration charged by JAMS. In the event of such dispute, LICENSEE shall not be deemed in breach of this Agreement by reason of the disputed amount, unless LICENSEE fails to pay the amount determined to be due within thirty (30) days after the final written determination of the arbitrator. Furthermore, payments due as a percentage of SUBLICENSING INCOME may be offset against any payments due pursuant to this Agreement thereafter.

For the purposes of this Agreement, “SUBLICENSING INCOME” means the amount of any cash payment actually received by LICENSEE during the term of this Agreement from an unaffiliated third party in consideration for the grant of a sublicense under the Licensed Patents, excluding the following: (a) reimbursement or prepayment of costs incurred by LICENSEE or its affiliates in performing obligations owed to the sublicensee under the applicable sublicense agreement, including without limitation, in performing research, development, manufacture or other activities with respect to Licensed Products, (b) a reasonable amount of any upfront payments, milestone payments or other general payments that LICENSEE may set aside to offset any otherwise unreimbursed costs and expenses that LICENSEE or its affiliates expect to incur, but have not yet incurred, in the performance of their responsibilities under the applicable sublicense agreement; (c) proceeds derived from bona fide debt financing; (d) consideration received for the purchase of an equity interest in LICENSEE; (e) amounts paid to LICENSEE as dividends or profit distributions; (f) withholding taxes and other amounts actually withheld or deducted from amounts paid to LICENSEE; and (g) amounts paid to LICENSEE as earned royalties on sales by sublicensee(s) or otherwise calculated on the basis of sales of Licensed Products.

47	LICENSEE shall pay to LICENSOR a minimum annual royalty of One Hundred Thousand Dollars ($100,000) or twenty-five percent (25%) of Net Sales for the same period, whichever is less, for the life of LICENSOR’s Licensed Patents, beginning with the year of the First Commercial Sate of Licensed Products. For the first year of commercial sales, the LICENSEE’s obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in that calendar year when commercial sales commence and shall be due as specified under this Article. For subsequent years, the earned royalty shall be paid to LICENSOR as specified in this Article and shall be credited against the minimum annual royalty due for the calendar year in which the minimum payment was made.

4.8	The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Wall Street Journal at the close of business on the last banking day of each calendar quarter. Royalty payments to LICENSOR shall be in U.S. Dollars.
4.	Sec. 12.1(b) shall be replaced in its entirety as follows:
12.1(b)	Subject to the provisions of Section 11.3 hereof, which describes the only method by which LICENSOR shall be entitled to terminate this Agreement on the basis of failure to use appropriate diligence, upon any material breach or default under this Agreement by LICENSEE, LICENSOR may give written notice thereof to LICENSEE, and LICENSEE shall have sixty (60) days thereafter to cure such breach or default. If such breach or default is not so cured, LICENSOR may then in its sole discretion and option (a) terminate this Agreement and the licenses granted herein or (b) seek such other relief as may be provided by law in such circumstances by giving written notice thereof to LICENSEE. However, if LICENSEE disputes such alleged breach within such sixty (60) day period, LICENSOR shall not have the right to terminate this Agreement or seek such other relief as set forth in the previous sentence unless it has been finally adjudicated and determined by a court of competent jurisdiction that this Agreement was materially breached, and LICENSEE fails to comply with its obligations hereunder within sixty (60) days after such determination.
5.	Sec. 12.1(e) shall be replaced in its entirety as follows:
12.1(e)	In the event of termination of this Agreement for any reason, any and all rights granted LICENSEE hereunder shall cease and terminate, and all such rights shall revert to LICENSOR. For clarity and notwithstanding anything herein to the contrary, upon any such termination, any sublicense granted by LICENSEE hereunder shall survive, provided that upon request by LICENSOR, such sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement. LICENSEE shall diligently thereafter return to LICENSOR, or to LICENSOR’s designated attorneys, any files or other documents in its possession or in the possession of its attorneys relating solely to pending or issued Licensed Patent(s), except that one copy of each such documents may be retained by LICENSEE and its designee for the purpose of ensuring compliance hereunder. LICENSEE shall also execute any and all documents necessary to return control of said Licensed Patent(s) until such time as control has properly been transferred to LICENSOR. Further, LICENSEE shall immediately return to LICENSOR all research data, biological and other material (including but not limited to licensed cell lines), prototypes, process information, clinical data and the like of LICENSOR in its possession.
6.	All other terms of the Agreement shall remain the same.
[signature page follows]

     IN WITNESS WHEREOF, a duly authorized officer of each party hereto has executed this First Amendment in duplicate originals by on the day and year below written.

ARIZONA BOARD OF REGENTS		ONCOTHYREON, INC.
On behalf of THE UNIVERSITY OF ARIZONA

By:	/s/ Patrick L. Jones, PhD, MBA	By:	/s/ Robert L. Kirkman, MD

	Name: Patrick L. Jones, PhD, MBA		Name: Robert L. Kirkman, MD
	Title: Director, Office of Technology Transfer		Title: President and CEO

Date: 27th September 2010		Date: 24th September 2010